Exhibit 3.2

Letter Agreement between HealthWarehouse.com, Inc.
and Melrose Capital, LLC

Reference is made to the following documents: (i) Warrant to purchase 150,000 shares of common stock of HealthWarehouse.com, Inc. dated September 30, 2013 and issued to Melrose Capital Advisors, LLC; (ii) Warrant to purchase 150,000 shares of common stock of HealthWarehouse.com, Inc. dated March 28, 2014 and issued to Melrose Capital Advisors, LLC; and (iii) Warrant to purchase 75,000 shares of common stock of HealthWarehouse.com, Inc. dated April 30, 2014 and issued to Melrose Capital Advisors, LLC.

In consideration of Melrose Capital Advisor, LLC entering into the Loan Extension Agreement dated November 10, 2015 and the Amended and Restated Promissory Note dated November 10, 2015, HealthWarehouse.com, Inc. and Melrose Capital Advisors, LLC. Have agreed to modify the Exercise Price Per Share, as defined in the above referenced Warrants, from $0.35 (thirty-five cents) to $0.12 (twelve cents).  All other terms of the above referenced Warrants will remain the same.

Accepted and agreed to on November 11, 2015 by:

HealthWarehouse.com, Inc.

By:   /s/ Lalit Dhadphale
               Lalit Dhadphale
               President & Chief Executive Officer

Melrose Capital Advisors, LLC.

By:   /s/  Timothy Reilly
Timothy Reilly
Managing Member